Exhibit 10.1

November 9, 2006

Daniel W. Nelson

c/o Sharper Image Corporation

350 The Embarcadero

San Francisco, CA 94105

Dear Dan,

It is a pleasure to confirm your appointment to the position of Interim Chief Financial Officer for Sharper Image Corporation (the “Company”). In connection with this appointment, your annualized base salary during your service as Interim Chief Financial Officer will be increased by $5,000 per month, payable in accordance with the Company’s normal payroll practices. In addition, upon appointment by the Company of a permanent Chief Financial Officer during the term of your service as Interim Chief Financial Officer, you will receive upon the expiration of your term as Interim Chief Financial Officer a bonus in an amount equal to $5,000 for each month (pro rata for any partial month) served as Interim Chief Financial Officer. You will not receive this retention bonus if you resign from the Company or if the Company terminates your employment for “cause” as defined in the Company’s Executive Severance Plan.

Your employment with the Company remains at-will employment.

Sincerely,

/s/ Jerry W. Levin
Jerry W. Levin
Chairman and Interim Chief Executive Officer

I agree to the above:

Signed:	/s/ Daniel Nelson
Daniel Nelson
Date:	November 9, 2006